Exhibit 4.8

Execution Version

***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

This share and share usufruct rights purchase agreement (the “Agreement”), dated March 23, 2017 (the “Execution Date”) is entered into

By and between the undersigned, namely:

1.                                      Aeropuerto de Cancun S.A. de C.V., stock corporation with variable capital, validly incorporated and existing pursuant to the laws of Mexico, having its main domicile in Carretera Cancún Chetumal Km 22, Quintana Roo CP. 77565, represented herein by Adolfo Castro, of legal age, identified with alien identification card G22903428, acting in his capacity as authorized representative (hereinafter, the “Purchaser”)

2.                                      JALOY S.A. (hereinafter “Jaloy”), with TIN 900.248.612-8, incorporated by means of public deed 6.222 dated September 24, 2008 granted in Notary Public 5 of Barranquilla, registered before the mercantile registry of the Chamber of Commerce of Barranquilla under registration number 468.313, represented herein by Orlando Bianchi Banfi, of legal age, identified with citizenship card No. 8.686.680 issued in Bogota, S.C., acting in representation and on behalf as Manager and Legal Representative of the company, duly authorized and vested with the powers to enter into this agreement.

3.                                      INFORMATION Y TECNOLOGIA S.A. with TIN: 800.134.978 (hereinafter “IT” or “Seller”), incorporated by means of public deed 2.775 dated the first (1st) of October of 1990 before Notary Public 10 of Bogota, having its main domicile in the city of Bogota, with offices at Avenida Carrera 45 No. 100-12, Oficina 1101, duly represented herein by Mario Fernando Pinzon Bohorquez, of legal age, domiciled in Bogota D.C., identified with citizenship card No. 91.201.432 issued in Bucaramanga, who for all purposes of this agreement has full powers pursuant to the bylaws of the company,

Who will be hereinafter collectively referred to as the “Parties”, and individually as a “Party”, have agreed to enter into this Agreement, provided the following

RECITALS

One: Whereas, as of the date of execution of this Agreement, IT is the owner of one million (1.000.000) shares (the “Shares”) of the company Airplan S.A. (hereinafter “Airplan”).

Two: Whereas Airplan is the company that entered into, and is currently performing, Concession Agreement No. 8000011-OK dated March 13, 2008.

Three: Whereas I.T. and Jaloy entered into a usufruct agreement over shares of the company Airplan, by means of which IT transferred to Jaloy the usufruct of one million (1.000.000.000) shares owned thereby in the company Aiplan. In consequence, Jaloy holds

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA-

COAT OF ARMS-NOTARY 16-

MARIA INES REY VARGAS]

[Signed]

[Initialized]

the usufruct over said shares that correspond to one percent (1%) of the total subscribed shares of Airplan as of the date hereof.

Four: Whereas by virtue of this Agreement, IT transfers to Purchaser the property rights and possession over the Shares.

Five: Whereas, by virtue of this Agreement, Jaloy sells to Purchaser the usufruct right (political rights and financial rights) over all the shares of Airplan, namely, the usufruct right over one million (1.000.000) shares (the “Usufruct Right”) of Airplan that, as of the Execution Date, represent the usufruct over one percent (1%) of the total subscribed and outstanding shares of Airplan.

Six: Whereas Purchaser has the intention to acquire the Right of Usufruct, as well as the bare ownership over the Shares, in the terms agreed in this Agreement.

Seven: Whereas on August 25, 2016, the Board of Directors of Airplan approved the issuance and placement of 19.518.000 ordinary shares of said company, for which such rules for the issuance and placement of shares of the company Airplan are in process (the “Rules for Issuance and Placement of Shares”), within which IT was required to subscribe 195.180 shares and Jaloy was required to pay to Airplan the amount of $195.180.000, in the terms and conditions set forth therein.

Eight: Whereas from one million (1.000.000) ordinary shares of the company Airplan held by IT and granted in usufruct to Jaloy, the amount of nine hundred thirteen thousand, two hundred fifty-three (913.253) shares have been subscribed and paid-in.

Nine: Whereas from one million (1.000.000) ordinary shares of the company Airplan held by IT and granted in usufruct to Jaloy, the amount of eighty-six thousand seven hundred forty-seven (86.747) shares have been fully subscribed and unpaid, pursuant to the Rules for Issuance and Placement of Shares.

Ten: Whereas considering that the Price of this sale and purchase includes the eighty six thousand seven hundred forty-seven (86.747) shares that are fully subscribed and unpaid, pursuant to the Rules for Issuance and Placement of Shares, Jaloy undertakes to pay for them, in full, prior to the date of transfer of the usufruct rights, in such manner that all shares held by IT and granted under usufruct to Jaloy, this is, one million shares (1.000.000) will be fully subscribed and paid prior to the date when Jaloy will transfer the usufruct rights to Purchaser.

Eleven: Whereas, subject to the terms of this agreement, Purchaser has the intention to purchase from Jaloy the Usufruct Right and the bare property over the Shares.

Twelve: Whereas Jaloy has the intention to sell to Purchaser, and the latter has the intention to purchase the Usufruct Right, for which they have agreed to enter into this Agreement for the direct purchase of all the Shares by Purchaser.

Therefore, in consideration to the above recitals, the Parties have decided to enter into this Agreement, which shall be governed by the provisions below:

ARTICLE I. SALE AND PURCHASE OF THE USUFRUCT RIGHT AND TRANSFER OF SHARES

Section 1.01 Sale and Purchase and Price

[***](1)

Section 1.02 Payment of the Price

Purchaser shall pay the Price in DOLLARS OF THE UNITED STATES OF AMERICA, by means of a wire transfer of immediately available funds in the Dates indicated in this section and pursuant to the international wire transfer instructions given by Jaloy, in the event Jaloy has a compensation account duly registered before the Colombian Central Bank. If Jaloy does not have a compensation account duly registered before the Colombian Central Bank, the price shall be paid by an electronic wire transfer made in Colombian pesos to a bank account established in Colombia, for which the official exchange rate applicable on the date in which Purchaser makes the corresponding transfer to the fiduciary estate referred to in Section 6.07 of this Agreement shall be used.

Section 1.03 Transfer of the Usufruct Right

On the Execution Date, Jaloy transfers to Purchaser, by way of sale, the Usufruct Right free and clear of any lien, encumbrance, collateral, pledge or restriction of any nature whatsoever over the property or the use and enjoyment thereof.

ARTICLE II. I.T.’s ACCEPTANCE OF THE SALE OF THE USUFRUCT RIGHT

I.T. hereby expresses its approval on the sale and/or transfer of the Usufruct Right by Jaloy in favor of Purchaser, and on the receipt of the Price in the terms set forth herein, and IT simultaneously assigns the bare property over the Shares of Airplan in favor of Purchaser, in the terms contained in this Agreement. This approval and the assignment of the bare property are the reason why IT is a party to this Agreement.

ARTICLE III. CLOSING

Section 3.01 Closing Date

The Closing Date shall be the fifth (5th) business date counted as from the date in which the following two conditions are satisfied: (i) a final permit has been obtained from ANI and the Public Establishment Olaya Herrera, as grantors of the airport concession held by Airplan, for Purchaser to purchase the Shares, and (ii) the preemptive right has been waived by the shareholders of Airplan in order for Purchaser to be able to purchase the Shares, or such right has been removed from the bylaws of Airplan (the “Closing Date”).

(1)  ***This information is subject to confidential treatment and has been omitted and filed separately with the commission.

In the event that the two conditions set forth herein are not satisfied, the Parties understand that the provisions set forth in Section 4.04 NO WAIVER TO EXERCISING THE PREEMPTIVE RIGHT IN THE NEGOTIATION OF SHARES BY OTHER AIRPLAN SHAREHOLDERS of this Agreement, will be applicable, being Closing therefore reschedule to July 30, 2017, and the payment referred to in item (ii) of Section 1.01 shall apply.

Section 3.02 Obligations of Jaloy and/or IT

1.              Jaloy shall irrevocably and expressly assign the Usufruct Right to Purchaser. For such purpose, IT undertakes to inform the company Airplan about this assignment in such manner that on the Execution Date such assignment of Usufruct Right is recorded in the shareholders registry ledger of Airplan in favor of Purchaser.

2.              Carry out the procedures and actions before the Agencia Nacional de Infraestructura ANI (for its acronym in Spanish) and the Public Establishment Olaya Herrera Airport, grantors within the concession agreement No. 8000011-OK dated March 13, 2008, entered into with Airplan, to obtaine therefrom the authorization required for the transfer of the Shares of Airplan in favor of Purchaser. This authorization requirement prior to the transfer of the Shares, as well as the procedures, actions and documentation to be submitted, are fully known by IT and Jaloy, is fully known by IT and Jaloy.

3.              In the event that the waiver to the preemptive from the other shareholders of Airplan for the sale of the Shares in favor of Purchaser is obtained, or if said preemptive right has been removed from the bylaws by means of an amendment to the bylaws, on the Closing Date, IT undertakes to transfer to Purchaser the bare property over the Shares, for which purpose:

(a)            Shall endorse the original share certificates that represent the Airplan Shares in favor of Purchaser;

(b)            Deliver to an authorized manager of Purchaser a letter of instructions for the cancellation of the share certificates that represent the Shares, issued in favor of IT and the issuance of new share certificates in favor of Purchaser;

(c)             Deliver evidence of the registration of Purchaser in the shareholders registry ledger of Airplan, as the owner of the Shares;

4.              In the event the waiver of the preemptive right is not obtained from the other shareholders, or the removal thereof from the bylaws of Airplan for the sale of the Shares in favor of Purchaser is not obtained, on the Closing Date, Seller and/or Jaloy shall irrevocably and expressly assign to Purchaser all political and financial rights held over 100% of the shares held thereby in usufruct and/or owned thereby, as well as over those shares they will hold in the future. Seller and/or Jaloy undertake to inform the company Airplan about this assignment of rights in favor of Purchaser, when the latter so requires it and in the form and conditions determined thereby. Seller agrees to assign its political and financial rights in perpetuity, to the extent so permitted by law, and in the event such term of assignment is not permitted by the applicable law, Seller and/or Jaloy, as applicable, by means of the execution of this Agreement, undertake to carry out the assignment for the maximum term permitted by the applicable law, and to carry out any extension or new assignment upon every expiration of the maximum legally permitted term, with the purpose of having Purchaser be the holder of the political and financial rights over the Shares on a continuous basis, and for the latter to be able to freely dispose of such rights without any further limitation other than those set forth in the laws of the Republic of Colombia.

5.              Carry out the procedures and actions before the other shareholders of Airplan and before Airplan, in order to fulfill the provisions of the Corporate Bylaws of this company in respect of the Preemptive Right in the negotiation of Airplan Shares. The current corporate bylaws of Airplan, and specifically, item a of article 7 thereof establish a preemptive right in the negotiation of shares of the Company, which establishes a procedure and the conditions for purposes of the transfer of Airplan shares. This requirement for the transfer of Airplan Shares, as well as the procedures, actions and documentation to be submitted, are fully known by Jaloy and IT.

6.              Seller undertakes to pay to Airplan the amount of eighty-six millions seven hundred forty-six thousand six hundred seventy pesos, legal currency ($86.746.660) with the purpose of paying, in the terms and conditions set forth in the rules for issuance and placement of Airplan shares approved by the Board of Directors of this company on August 25, 2016, for the subscribed shares pending payment from Seller. In consequence, Seller undertakes to deliver to Purchaser on the Closing Date all Shares paid in full.

7.              By the execution of this Agreement, Jaloy grants an option to Purchaser for the latter to acquire the contractual position held by Jaloy in the Procapex Consortium. For such purpose, Purchaser will have 90 common days counted as from the Execution Date, to carry out the due diligence process on the Procapex Consortium and upon the expiration thereof, it shall communicate its decision to Jaloy. In the event the option is exercised, Jaloy agrees to assign, on the Closing Date, its contractual position in Procapex Consortium as part of the transactions contemplated in this Agreement, under the understanding that the amount of the consideration payable for such assignment has been already included in the Price.

Section 3.03 Obligations of Purchaser

1.              To pay the Price to Jaloy, in the agreed terms and conditions, by means of a wire transfer of immediately available funds to the bank account indicated by Jaloy.

2.              To submit all the necessary and required documentation in order for IT and Jaloy to perform the procedures and actions before the Agencia Nacional de Infraestructura ANI (for its acronym in Spanish) and the Public Establishment Olaya Herrera Airport, Grantors within the Concession Agreement No. 8000011-OK dated March 13, 2008, entered into with Airplan, to obtain therefrom the authorization required for the transfer of the Airplan Shares (bare property) in its favor.

3.              To adopt the decision regarding the exercise of the option to acquire the contractual position of Jaloy in the Procapex Consortium within the term set forth in this Agreement, and to inform Jaloy about its decision on such matter.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES AND OBLIGATIONS

Section 4.01 Due Organization

Jaloy and IT are validly incorporated and organized; they exist and are currently in good standing under the applicable laws of the Republic of Colombia. Jaloy and IT have full powers and authorizations to enter into this Agreement and to perform their obligations thereunder.

Section 4.02 Title over the AIRPLAN Shares

All Airplan Shares: a) are recorded under the name of IT and, save for the Usufruct Right subject to this sale and purchase in favor of Jaloy, they are free and clear of any encumbrance, and b) have been duly authorized and validly issued, are paid in full pursuant to the provisions set forth in this agreement, were offered, issued, subscribed, sold and delivered pursuant to all applicable laws that govern the issuance of said shares, and were not issued in violation of (or subject to) a preemptive right in the negotiation or to any other similar right. There are no options, preemptive rights in the negotiation, rights to acquire (warrants), convertible securities or any other right, agreement or undertaking relating to the Airplan Shares nor requiring IT or Jaloy to issue or sell any other Airplan Share to any other Person.

Section 4.03 ASSIGNMENT OF THE POLITICAL AND FINANCIAL RIGHTS OF THE SHARES HELD BY IT IN AIRPLAN

By executing this Agreement, Jaloy immediately and irrevocably and expressly assigns to Purchaser, all the political and financial rights held over all the Airplan shares and over such shares held or that will be held thereby in the future. To this effect, IT undertakes to communicate to the company Airplan about this assignment of rights whenever the Purchaser so requires it, and in the form and manner that Purchaser may consider. In addition, Purchaser undertakes to cause the corresponding recording of the assignment of these rights to be made in the shareholders registry ledger of Airplan on the Execution Date.

Section 4.04 ABSENCE OF WAIVER TO THE EXERCISE OF THE PREEMPTIVE RIGHT IN THE NEGOTIATION OF SHARES BY OTHER AIRPLAN SHAREHOLDERS

Based on the provisions set forth in article seven of the corporate bylaws of Airplan and/or any other correlative provision of said company that may result applicable, in the event that Jaloy and/or IT fail to obtain the waiver to the preemptive right from the other shareholders of Airplan in favor of Purchaser, at the latest, on the date established for the transfer of the Airplan Shares:

1.              IT undertakes to always and at all times exercise, on account and on behalf of Purchaser, entirely upon the sole discretion and request of the latter, in the form and manner indicated thereby, the preemptive right to acquire shares representing the corporate capital of Airplan that any Airplan shareholder or any usufructuary of shares from said company, intends to sell and/or transfer.

2.              IT undertakes to always and at all times exercise, on account and on behalf of Purchaser, entirely upon the sole discretion and request of the latter, in the form and manner indicated thereby, the right to subscribe for the acquisition of shares representing the corporate capital of Airplan, that this company may issue or intends to issue.

3.              IT shall promptly and irrevocably and expressly assign to Purchaser, all political and financial rights held over all the shares owned thereby in Airplan, and over said shares held or that may be held in the future. For such purpose, IT undertakes to inform to the company about this assignment of rights whenever the Purchaser so requests it and in the form and manner that Purchaser may consider.

Section 4.05 Origin of the Funds

The funds available to Purchaser are owned thereby and/or the product of financing, and are originated from sources that lawfully originate in the source of their activities or businesses. Therefore, Purchaser represents that as of the execution of this Agreement, the funds do not originate in any illegal activity listed in the Colombian Criminal Code or in any other regulation modifying, supplementing or amending it.

ARTICLE V. SPECIAL LISTS

The Parties acknowledge that the inclusion thereof in the Specially Designated Nationals and Blocked Persons List) issued by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and/or in any other similar list issued by the OFAC, or any other list or investigation of a similar nature issued or published by the Colombian government at any moment throughout the term of this Agreement, shall grant the other Party the right to immediately terminate it without there being place to any indemnization whatsoever in favor of the Party that has been included in said list or made part of the corresponding investigation.

ARTICLE VI. GENERAL PROVISIONS

Section 6.01 Communication and notices

Any notice and other communications that shall be served pursuant to this Agreement shall be made in writing and will be deemed made (i) when delivered in person or via courier, with proof of receipt, (ii) on the fourth day following the date it was sent, if made via certified mail with proof of receipt, or (iii) on the date transmitted, if sent via fax or via e-mail during normal business hours, or on the day following its transmission, if sent outside of business hours, to the parties to the following addresses or fax numbers or e-mails (or to the addresses or fax numbers indicated by a party by means of a notice sent to the other party pursuant to this provision):

if to Seller,

Attention: MARIO FERNANDO PINZON BOHORQUEZ
Telephone: +573106897311
Address: Avenida 16 No. 4-13 Este — La Calera — Cundinamarca — Colombia
E-mail: mariofernandopinzon@gmail.com

if to Jaloy:

Attention: ORLANDO BIANCHI BANFI
Telephone: +573126914632
Address: Carrera 52 No. 79-216, Apartamento 602, Barranquilla — Colombia
E-mail: obianchibanfi@gmail.com

if to Purchaser:

Attention: Adolfo Castro
Telephone: +52 55 5284 0408
Address: Bosque de Alisos 47A Cuarto Piso, Bosques de las Lomas, Mexico D.F. CP 05120

or any other e-mail or fax number subsequently specified by the Parties for such purpose by means of a notice sent to the other Parties to this Agreement. Any letter, notice, request or other communication shall be deemed delivered on the date it is received by the addressee thereof, if received before 5:00PM in the place of receipt and if said date is a business day. Otherwise, any letter, notice, request or other communication shall be deemed not delivered until the next business day in the place of receipt.

Section 6.02 Governing Law

This Agreement shall be governed by, and shall be construed in accordance with, the applicable laws of the Republic of Colombia.

Section 6.03 Confidentiality

The Parties undertake to keep strict confidentiality and therefore to refrain from disclosing the content of this Agreement and the Confidential Information (as defined below). The legal, tax, financial, commercial and accounting information and, in general, any information relating to the Company and the operations thereof, and any information of a confidential nature or being related to the Company or its activities, including, without limitation, the practices, procedures, methods, specialized knowledge, know-how, commercial and industrial secrets, data, software, records and specifications, lists of vendors, lists of clients, lists of distributors, client relationships and client information, acquisition and investment strategies, information on personnel, sales, analysis and forecasts, technical specifications, sales or financing procedures or methods, operating procedures, strategic marketing plans and financial operations and methods, information subject to client-attorney privilege or produced by attorneys, and any other information relating to the Company or its activities, labeled in any manner as “confidential” shall be deemed to be confidential information (“Confidential Information”).

In consequence, the Parties agree not to disclose Confidential Information to third parties, investing therein the same level of care usually invested in protecting their own information of equivalent significance, being the following the only exceptions to this principle that will allow the Parties to disclose or use the Confidential Information: (i) whenever it is so required by law or by an order from a competent authority; (ii) when it shall be made available to their officers, directors, employees, agents, professional advisors in connection with the subject matters treated herein, in which case, the Party disclosing such information shall inform the other Party, in detail, the name of said officer, director, employee, agent or professional advisor, his or her position, the company to which he or her is engaged and the reason why the Confidential Information was disclosed thereto, as well as it shall demand that each such person enters into a non disclosure agreement in equal terms to those set forth herein, in favor of the Parties; (iii) when the Parties obtain the Confidential Information by their own means without breaching the provisions set forth herein, or when such is disclosed to them by third parties who, in turn, were not required to keep it confidential; and (iv) when the Confidential Information becomes of public domain, and such event does not result from actions or omissions that are attributable to either Party and which constitute a breach to this Agreement. Notwithstanding the foregoing, in any event listed under (i) to (iv) above, the Parties agree to inform to the addressee of the Confidential Information about the obligations that derive from this Agreement.

This confidentiality obligation shall remain in full force and effect during the term of this Agreement and during 5 more years counted as from the Closing Date.

Without limiting the foregoing, Seller and Jaloy represent that they have knowledge of and understand that Purchaser is subject to obligations to disclose relevant information to the public, given its nature of security issuer in stock exchange markets outside the Colombian territory. In consequence, the Parties acknowledge and agree that Purchaser, directly or through its affiliated companies, may disclose to the public the parts of the information of this Agreement and of the terms of negotiation thereof that are strictly necessary to fulfill its legal and regulatory obligations as a security issuer.

Any and each press communication or publication mentioning any business contained in this Agreement and to be released by either Party (except for those made by virtue of the fulfillment of applicable regulations pursuant to the provisions set forth under item (d) above) shall be previously discussed between the Parties, who shall reach an agreement on their release in order for such communications to be made.

Section 6.04 Dispute resolution

(a)                                 Any disagreement, dispute or controversy deriving from this Agreement or being related hereto shall be solved by an Arbitration Tribunal before the Center of Arbitration and Settlement of the Chamber of Commerce of Bogota (the “Center”), which shall be subject to the Colombian arbitration law applicable at the time the arbitration takes place, except when modified by this clause.

(b)                                 The tribunal shall be composed of three (3) arbitrators to be mutually designated by the Parties. If this is not possible, the arbitrators shall be designated by the Center from the A list thereof, upon request of either Party. In case no arbitrator of the A list may act as such in this proceeding, they shall be designated by the Center from the general list of arbitrators thereof, under the understanding that in both cases, only those having experience in international merger and acquisition transactions can be designated as arbitrators.

(c)                                  The seat of the arbitration shall be the city of Bogota, Colombia, and the language of the arbitration shall be Spanish.

(d)                                 The Tribunal shall rule in law, and the award shall be final and binding for the Parties.

(e)                                  The award shall be subject to the remedies at law, before any court having competence for such effect.

(f)                                   When accepting their designation, the arbitrators shall represent to the Parties in writing that they are independent and impartial to act as arbitrators of the dispute or controversy.

(g)                                  The addresses contained in this Agreement shall be considered for purposes of serving any applicable notice. The matters not regulated herein shall be governed by the applicable Colombian regulations.

Section 6.05 Taxes

a)             Each Party shall borne and be responsible for the legal taxes, rates and contributions that shall be borne thereby pursuant to the laws or regulations applicable thereto on such matter, as a consequence of the execution of this agreement.

b)             Each party undertakes to pay, within the terms set forth by the fiscal and tax laws, to the corresponding governmental authority, the legal taxes, rates or contributions that shall be borne thereby as a result of the execution and performance of this agreement.

Section 6.06 General Provisions

The Parties agree that: (i) No failure or delay of either Party in its exercise of any right, power or privilege under this Agreement shall operate as a waiver thereof, and no individual or partial exercise thereof shall preclude any other or further exercise thereof, nor the exercise of any other right, power or privilege; (ii) This Agreement, together with the Schedules thereto, constitute the entire agreement between the Parties in respect of the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, between the Parties in respect of the subject matter hereof; (iii) This Agreement, and the rights and obligations that derive therefrom, may not be assigned, in whole or in part, by Seller, Jaloy or Purchaser, without the prior and written consent of the other Parties; (iv) This Agreement may be executed in counterparts, each of which shall be deemed an original; and (v) If any term, provision, covenant or restriction of this Agreement is rendered invalid, null or unconstitutional by a court of competent jurisdiction or by another authority, the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner whatsoever, provided that the financial and legal essence of the transactions contemplated herein does not result substantially adversely affected against either Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, so that the transactions contemplated hereby be consummated as originally contemplated, to the fullest extent possible.

Section 6.07 Fiduciary Estate Structure

The Parties agree that Purchaser, at its sole discretion, may establish a fiduciary estate within the fifteen (15) days following the Execution Date, with the purpose of having said fiduciary estate as the entity that will purchase the political and financial rights over the Shares, as well as the bare property over the Shares. In the event Purchaser so decides it, the transfer of the political and financial rights over the Shares and the corresponding payment thereof, shall be made only when such fiduciary estate has been established and has the capacity to receive such rights. The payment, in such event, shall be directly made by the fiduciary estate.

In the event that for any reason the fiduciary estate is not established within the fifteen (15) common days following the Execution Date, the Parties shall negotiate in good faith a new term for such fiduciary estate to be established.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers or authorized representatives in the city of Bogota, on the 23rd day of March of 2017.

IT

[Signed]
By: Mario Fernando Pinzon Bohorquez
Identification: 91.201.432
Position: Legal Representative

Jaloy

[Signed]
By: Orlando Bianchi Banfi
Identification: 8.686.680
Position: Legal Representative

Purchaser

[Signed]
By: Adolfo Castro Rivas
Identification: G22903428
Position: Authorized Representative

[Stamp- It is hereby authorized pursuant to art. 12 of decree 2148 of 1983 and proc[illegible] in respect to the Biometric, as or[Illegible] by article 3 of Resolution 6467 of June [Illegible] of 2015 that authorizes the collection of signatures recorded or collected out of the office, without there being verification [Illegible] in the data base of the Registrar[Illegible]]

[Stamp- It is hereby authorized pursuant to art. 12 of decree 2148 of 1983 and proc[illegible] in respect to the Biometric, as or[Illegible] by article 3 of Resolution 6467 of June [Illegible] of 2015 that authorizes the collection of signatures recorded or collected out of the office, without there being verification [Illegible] in the data base of the Registrar[Illegible]]

[Logo-NOTARY SIXTEEN OF THE CIRCLE OF BOGOTA, D.C. PROCEDURE OF PERSONAL PRESENTATION AND ACKNOWLEDGEMENT OF SIGNATURE AND CONTENT.

Before me, MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA, D.C. CASTRO RIVAS ADOLFO appeared, who identified himself with PA G22903428 and personally submitted this written document addressed to: and he additionally declared that the signature contained therein was his, and that the content is true. In accordance with Art. 68 of Decree Law 960 of 1970.

[Verify the information at:

www.notariaenlinea.com

3|CO5GTQQQISD5GK- Barcode]

[cc4wdecrodwdcw2f - CDS — Bogota, D.C. 23/03/2017 at 02:58:42p.m. - MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA D.C]

[Signed]

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA- COAT OF ARMS-NOTARY 16- MARIA INES REY VARGAS]

[Signed]

[Stamp-Luisa Cortes]

[Logo-NOTARY SIXTEEN OF THE CIRCLE OF BOGOTA, D.C. PROCEDURE OF PERSONAL PRESENTATION AND ACKNOWLEDGEMENT OF SIGNATURE AND CONTENT.

Before me, MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA, D.C. PINZON BOHORQUEZ MARIO FERNANDO appeared, who identified himself with CC 91201432 and personally submitted this written document addressed to: and he additionally declared that the signature contained therein was his, and that the content is true. In accordance with Art. 68 of Decree Law 960 of 1970.

[Verify the information at:

www.notariaenlinea.com

WJRPMQ1BW0T9FZPR- Barcode]

[te3defv33vdv3deb - CDS — Bogota, D.C. 23/03/2017 at 02:56:45p.m. - MARIA INES REY VARGAS COMMISSIONED NOTARY 16 OF BOGOTA D.C]

[Signed]

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA- COAT OF ARMS-NOTARY 16- MARIA INES REY VARGAS]

[Signed]

[Stamp-Luisa Cortes]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers or authorized representatives in the city of Bogota, on the 23rd day of March of 2017.

IT

By: Mario Fernando Pinzon Bohorquez
Identification: 91.201.432
Position: Legal Representative

Jaloy

[Signed]
By: Orlando Bianchi Banfi
Identification: 8.686.680
Position: Legal Representative

Purchaser

By: Adolfo Castro Rivas
Identification: G22903428
Position: Authorized Representative

[Signature]

[Fingerprint]

[[Logo]- THIS STAMP IS PLACED UPON REQUEST OF THE INTERESTED PARTY]

[Stamp-NOTARY PUBLIC 15 OF THE CIRCLE OF BARRANQUILLA

CERTIFIES THAT THE SIGNATURE AUTHORIZING THIS DOCUMENT CORRESPONDS TO

THAT RECORDED IN THE NOTARY PUBLIC

[Logo]- MAR. 23. 2017 — [Logo]-

By: Signature]

[Signed]

[Stamp-COMMISSIONED NOTARY 16 OF BOGOTA-

COAT OF ARMS-NOTARY 16-

MARIA INES REY VARGAS]

[Signed]